News Release
Online Disruptive Technologies Announces European Patent and additional Test Results
LAS VEGAS, NEVADA--(Marketwired - Dec. 22, 2016) - Online Disruptive Technologies, Inc. (OTC PINK:ONDR) (the "Company") is pleased to announce that its majority owned Israeli subsidiary, Savicell Diagnostic Ltd. ("Savicell"TM), has received patent approval from the European patent offices effective as of Sep 8, 2016 Title: "METHODS OF MONITORING AND ANALYZING METABOLIC ACTIVITY PROFILES DIAGNOSTIC AND THERAPEUTIC USES OF SAME". The technology has now received intellectual property protection with a patent approved in the United States, China, Japan and Europe. Furthermore, the patent process is ongoing in several other countries.
The SavicellTM platform is a blood test designed for the early detection of disease. It is a broad platform with applications for cancer, autoimmune diseases, and infectious diseases. While our focus initially is on early diagnosis of disease, we believe our technology may have additional applications in drug response monitoring for therapies that impact immune response. Immunotherapy, both for treating cancer and autoimmune diseases, is an example where metabolic shift profiles could indicate response to drug treatment.
Initially, Savicell is focused on the multibillion-dollar cancer diagnosis market. Savicell deploys Well-ShieldTM technology, a Liquid ImmunoBiopsyTM diagnostic platform. In contrast to existing technologies that evaluate secretions of cancer cells, Well-Shield's ImmunoBiopsy platform receives data directly from the immune system. Importantly, Well-Shield is different in that it is a functional test measuring the metabolic activation profile of the immune system as an indicator of disease status. As an immune system test, it is inherently suited for early detection.
Disease intrusion and cell malformation, including cancer, are first detected by the immune system, which energizes to rid the body of the malignancy. The initial immune response to disease is intricate, deploying different metabolic pathways and subtypes of cells. The Well-ShieldTM technology is designed to detect and interpret these differential metabolic responses.
The need for simpler and more efficient processes for cancer detection has incentivized some 38 companies in the USA to work on creating liquid biopsies. In a 2015 report, investment bank Piper Jaffray valued the potential market for liquid biopsies at $29 billion just in the United States.
Savicell conducted additional tests with a promising cross-validation of 129 donors from our clinical study. This cohort includes 56 diseased donors, together with a control group of 73 age- and sex-matched healthy donors. This practice helps us control for sampling biases.
Table 1 - Cross-validation (CV)

Cross-validation (CV) – we let the algorithm train on a large subset of labeled donors, and then let it make a prediction on a small subset of unlabeled donors that were not in the training set. This process is repeated several times until every donor in the cohort is given a prediction.

We use several types of cross-validation: LOO – Leave one out – one donor is left out of the training set each iteration (total of n iterations), 20F – Stratified 20-fold CV – the cohort is split into 20 semi-equal-sized subsets; each subset, containing both sick and healthy donors, is left out once (total of 20 iterations). In addition, we run the algorithm once without cross-validation, meaning that the entire cohort is used for training and prediction. While we are pleased with these promising results, please note that results can change as we increase the cohort size.

Contact: Giora Davidovits
978-289-9056
Info@savicell.com
Notice Regarding Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that our technology is designed to be deployed for early detection of diseases; that our technology may have additional applications in drug response monitoring for therapies that impact immune response, that the Well-Shield™ technology is designed to detect and interpret differential metabolic responses; that Well-Shield could help reduce the majority of the false positive results and that the potential market for liquid biopsies is $29 billion in the USA alone.; and that we have patent protection on our technology.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug and treatment discovery and development, which include, without limitation, the potential failure of development candidates to advance through clinical studies or demonstrate safety and efficacy in clinical testing; our ability to retain key employees; our ability to finance development; and our ability to satisfy the rigorous regulatory requirements for new medical procedures. Good results in small trials and among limited cases does not necessarily lead to the same good results for large numbers or in the general public.  Competitors may develop better or cheaper alternatives to our products. Having patented technology does not guarantee that our patents may not be challenged, or that we may be infringing on the intellectual property of others. We may not be able to commercialize our product and even if we do, we may not realize any profit. The potential market may be much smaller than expected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update this press release to reflect events or circumstances after today’s date. Readers should also refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.

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